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                         FORM OF DISTRIBUTION AGREEMENT
                                     BETWEEN
                 COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
                                       AND
                            [PRINCIPAL UNDERWRITER].

THIS AGREEMENT is made on this [DAY] day of [MONTH], [YEAR] between COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY ("Commonwealth Annuity") on its own behalf and on behalf of the Commonwealth Annuity Separate Account [__] (the "Account") and [PRINCIPAL UNDERWRITER]. In consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

1. Commonwealth Annuity appoints [PRINCIPAL UNDERWRITER] to promote the sale of variable annuity contracts ("Contracts") issued by Commonwealth Annuity and the Account. [PRINCIPAL UNDERWRITER] will promote such Contracts in those states in which Commonwealth Annuity has variable contract authority and in which the Contracts are eligible for sale under applicable state law. Commonwealth Annuity agrees to inform [PRINCIPAL UNDERWRITER] of the status of such matters in each of these states from time to time.

2. The solicitation of Contracts shall be made by persons who are registered representatives of National Association of Securities Dealers, Inc. ("NASD") member broker-dealers who have a Selling Agreement with [PRINCIPAL UNDERWRITER], which agreement shall encompass the promotion of the sale of the Contracts; provided that, no such registered representative shall be allowed to participate in the solicitation of the Contracts unless such person has been appointed to solicit variable Contracts by Commonwealth Annuity in any state in which such solicitation may occur.

3. All books and records maintained by Commonwealth Annuity in connection with the sale of Contracts will be maintained and preserved by Commonwealth Annuity in conformity with the requirements of Rule 17a-3 and 17a-4 under the Securities Exchange Act of 1934, to the extent that such requirements are applicable to the Contracts.

4. Commonwealth Annuity assumes full responsibility for the activities of all persons engaged directly or indirectly in the promotion of the solicitation of the Contracts, including all sales representatives and associated persons as defined in the Securities Exchange Act of 1934. [PRINCIPAL UNDERWRITER] shall, in the course of contracting with NASD member broker-dealers with which it has agreements, require that such broker-dealers be responsible for the acts of their registered representatives and associated persons.

5. Compensation to broker-dealers for the sale of Contracts shall be paid by Commonwealth Annuity through [PRINCIPAL UNDERWRITER]. Any obligation by [PRINCIPAL UNDERWRITER] to pay such compensation will occur only following receipt of such amounts by [PRINCIPAL UNDERWRITER] from Commonwealth Annuity.

6. [PRINCIPAL UNDERWRITER], when requested by Commonwealth Annuity, shall suspend its efforts to effectuate sales of the Contracts at any time Commonwealth Annuity shall request.

7. Commonwealth Annuity shall bear the expenses of printing and distributing registration statements and prospectuses relating to the public sale of Contracts pursuant to this Agreement. Commonwealth Annuity agrees to bear the expenses of qualification of the Contracts for sale and of continuing the qualification in the various states. Commonwealth Annuity shall bear the expenses of any sales literature used by [PRINCIPAL UNDERWRITER] or furnished by [PRINCIPAL UNDERWRITER] to dealers in connection with offering the Contracts and the expenses of advertising in connection with such offerings, except for customized pieces the cost of which shall be mutually agreed to by Commonwealth Annuity and [PRINCIPAL UNDERWRITER].

8. [PRINCIPAL UNDERWRITER] agrees that it will not use any sales material as defined under the rules

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of the NASD or by the statutes or regulations of any state in which the
Contracts may be solicited, unless such material has received prior written approval by Commonwealth Annuity.

9. [PRINCIPAL UNDERWRITER], Commonwealth Annuity and the Account shall each comply with all applicable provisions of the Investment Company Act of 1940, Securities Act of 1933 and of all Federal and state securities and insurance laws, rules and regulations governing the issuance and sale of the Contracts.

10. Commonwealth Annuity agrees to indemnify [PRINCIPAL UNDERWRITER] against any and all claims, liabilities and expenses including but not limited to reasonable attorneys fees which [PRINCIPAL UNDERWRITER] may incur under the Investment Company Act of 1940, Securities Act of 1933 and all Federal and state securities and insurance laws, rules and regulations governing the issuance and sale of the Contracts, common law or otherwise, arising out of or based upon any alleged untrue statements of material fact contained in any registration statement or prospectus of the Account, or any alleged omission to state a material fact therein, the omission of which makes any statement contained therein misleading or of any alleged act or omission in connection with the offering, sale or distribution of the Contracts by any registered representatives or associated persons of a NASD member broker-dealer which has an agreement with [PRINCIPAL UNDERWRITER]. [PRINCIPAL UNDERWRITER] agrees to indemnify Commonwealth Annuity and the Account against any and all claims, demands, liabilities and expenses, including but not limited to reasonable attorneys fees, which Commonwealth Annuity or the Account may incur, arising out of or based upon any act of [PRINCIPAL UNDERWRITER] or of any registered representative of an NASD member investment dealer which has an agreement with [PRINCIPAL UNDERWRITER] and is acting in accordance with Commonwealth Annuity 's instructions. Commonwealth Annuity acknowledges that [PRINCIPAL UNDERWRITER] may similarly attempt to hold such an NASD member broker-dealer responsible for the acts of registered representatives and associated persons; and to the extent Commonwealth Annuity is obligated to indemnify [PRINCIPAL UNDERWRITER] under this Agreement, [PRINCIPAL UNDERWRITER] agrees to assign its rights against such broker-dealers to Commonwealth Annuity.

11. Commonwealth Annuity agrees to supply [PRINCIPAL UNDERWRITER] with such information as may be reasonably required by [PRINCIPAL UNDERWRITER] including the "net accumulation unit value" computed as of the time prescribed by and in compliance with all pertinent requirements of the NASD and the Securities and Exchange Commission.

12. This Agreement shall be effective[DAY, MONTH, YEAR]. This Agreement is subject to termination by either party upon thirty (30) days' prior written notice to the other party. This Agreement may not be assigned by either party without the written consent of the other party. This Agreement shall be interpreted according to the laws of the State of Massachusetts.

IN WITNESS WHEREOF, this Agreement has been signed by the parties on the date first above written.

                                 COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY


                                BY:
                                   ---------------------------------------------
                                Title: President and Chief Executive Officer

ATTEST:


-----------------------------
Title: Corporate Secretary

                             [PRINCIPAL UNDERWRITER]

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                                BY:
                                   ---------------------------------------------
                                Title: President

ATTEST:


-----------------------------
Title: Secretary